Exhibit 10.2

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this “Agreement”) is entered into as of January 1, 2009, by and between United Therapeutics Corporation (“UT”), a company organized under the laws of the State of Delaware, having a place a business 1110 Spring Street, Silver Spring, MD 20910, and Martine A. Rothblatt (“Executive”), a resident of the State of Florida.

WHEREAS, UT is engaged in the development, implementation and operation of an international pharmaceutical business (the “UT Business”);

WHEREAS, Executive currently serves as the Chairman and Chief Executive Officer of UT and her services and knowledge are valuable to UT in connection with the management of UT and the UT Business;

WHEREAS, UT determined that it is in the best interests of UT and its stockholders to secure Executive’s continued services, to ensure Executive’s continued dedication to UT, and to provide appropriate compensation, including incentive compensation to Executive, and in order to further such goals, UT entered into an Executive Employment Agreement (the “Original Agreement”) on April 2, 1999 (the “Effective Date”);

WHEREAS, the Original Agreement has been amended from time to time since the Effective Date, and UT wishes to amend and restate the Original Agreement as provided herein, in order to clarify the effectiveness of certain of those amendments, and to make certain other amendments to the Original Agreement; and

WHEREAS, Executive is desirous of amending and restating the Original Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, UT and Executive agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

1.1.          “Affiliate” means any corporation, partnership or other entity, controlling, controlled by, or under common control with UT, by virtue of direct or indirect beneficial ownership of voting securities of or voting interest in the controlled entity.

1.2.          “Board” means the Board of Directors of UT.

1.3.          “Cause” means (a) the willful and continued failure by Executive to substantially perform her duties with UT (other than any such failure resulting from Executive’s incapacity due to physical or mental illness, or any such actual or anticipated failure resulting from Executive’s termination for Good Reason) after a demand for substantial performance is delivered to Executive by the Board (which demand shall specifically identify the manner in which the Board believes that Executive has not substantially performed her duties); or (b) the willful engaging by Executive in gross misconduct materially and demonstrably injurious to UT.  For purposes of this definition, no act or failure to act on the part of Executive shall be considered “willful” unless done or omitted to be done by Executive not in good faith and without reasonable belief that her action(s) or omission(s) was in the best interests of UT.  Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until UT provides Executive with a copy of a resolution adopted by an affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and opportunity for Executive, with counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive has been guilty of conduct set forth in subsections (a) or (b) above, setting forth the particulars in detail.  A determination of Cause by the board shall not be binding upon or entitled to deference by any finder of fact in the event of a dispute, it being the intent of the parties that such finder of fact in the event of a dispute shall make an independent determination of whether the termination was for “Cause” as defined in (a) and (b) above.

1.4.          “Code” means the Internal Revenue Code of 1986, as amended.

1.5.          “Confidential Information” means all information known to UT or learned by Executive during the term of employment and not generally known, including any and all general and specific knowledge, experience, information and data, technical or non-technical, including, without limitation and whether or not patentable, processes, skills, information, know-how, trade secrets, data, designs, formulae, algorithms, specifications, samples, methods, techniques, compilations, computer programs, devices, concepts, inventions, developments, discoveries, improvements, and commercial or financial information, in any form, including without limitation, oral, written, graphic, demonstrative, machine recognizable, specimen or sample form.

1.6.          “Conflicting Product or Service” means any product or service of any person or organization other than UT, in existence or under development, which resembles or competes with a product or service of UT’s which is then in existence or under development, excluding, however, the preclinical compound AFP-07 under development by the PPH Cure Foundation.

1.7.          “Conflicting Organization” means any person or organization engaged in, or about to become engaged in, research on or development, production, marketing, or selling of a “Conflicting Product or Service.”

1.8.          “Date of Termination” means (a) the effective date on which Executive’s employment by UT terminates as specified in a Notice of Termination by UT or Executive, as the case may be, or (b) if Executive’s employment by UT terminates by reason of death, the date of death of Executive.  Notwithstanding the previous sentence, (i) if the Executive’s employment is terminated for Disability as defined in Section 1.9, then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received, and (ii) if the Executive’s employment is terminated by UT other than for Cause, then such Date of Termination shall be no earlier than thirty (30) days following the date on which Notice of Termination is received.

1.9.          “Disability” means Executive’s failure to substantially perform her duties with UT on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Executive’s incapacity due to mental or physical illness.

1.10.        “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events:

(a)           (i) The assignment to Executive of any duties inconsistent in any material adverse respect with Executive’s position(s), duties, responsibilities or status with UT immediately prior thereto, (ii) a material adverse change in Executive’s reporting responsibilities, titles or offices with UT as in effect immediately prior thereto, (iii) any removal or involuntary termination of Executive by UT otherwise than as expressly permitted by this Agreement (including any purported termination of employment which is not effected by a Notice of Termination), or (iv) any failure to re-elect Executive to any position with UT held by Executive immediately prior thereto;

(b)           A reduction by UT in Executive’s rate of annual base salary as in effect immediately prior thereto or the failure of UT in any year (commencing with calendar year 1999) to increase the Executive’s annual base salary by an amount equal to the average percentage increases in base salary for all officers of UT during the two full calendar years immediately preceding such year except for across-the-board salary reductions, freezes, or reduced increases similarly affecting all of UT’s officers (as defined by Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended) and any person in control of UT;

(c)           Any requirement of UT that Executive (i) be based anywhere other than the facilities where Executive is located on the date of this Agreement or reasonably equivalent facilities within twenty five (25) miles of such facilities or (iii) travel for the business of UT to an extent substantially more burdensome than the travel obligations of Executive immediately prior to the date of this Agreement;

(d)           The failure of UT to continue the Executive’s participation in any bonus or other incentive plans in which she was participating immediately prior thereto or any reduction in the amount of bonus or incentive compensation which she is able to receive, without replacement of such bonus or incentive plans with bonus, incentive or other compensation of at least substantially comparable value to the Executive;

(e)           The failure of UT: (i) to continue in effect any employee benefit plan or compensation plan in which Executive is participating immediately prior thereto, unless Executive is permitted to participate in other plans providing Executive with substantially comparable benefits, or the taking of any action by UT which would adversely affect Executive’s participation in or materially reduce Executive’s benefits under any such plan, (ii) to provide Executive and Executive’s dependents with welfare benefits (including without limitation, medical prescription drug, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in accordance with the most favorable plans, practices, programs and policies of UT in effect for Executive immediately prior thereto or as is in effect for other senior Executive of UT, (iii) to provide fringe benefits and perequisites in accordance with the most favorable plans, practices, programs and policies of UT in effect for Executive immediately prior thereto or as is in effect for senior Executives of UT, or (iv) to provide Executive with paid vacation in accordance with the most favorable plans, policies, programs and practices of UT as in effect for Executive immediately prior thereto or as is in effect for other senior Executives of UT.

(f)            The failure of UT to pay on a timely basis any amounts owed Executive as salary, bonus, deferred compensation or other compensation;

(g)           The failure of UT to obtain an assumption agreement from any successor as contemplated in Section 8.8;

(h)           The refusal by UT to continue to allow Executive to attend to matters or engage in activities not directly related to the business of UT which were permitted by UT immediately prior thereto, including without limitation serving on the boards of directors of other companies or entities;

(i)            The purported termination of Executive’s employment which is not effected pursuant to a Notice of Termination which satisfies the requirements of a Notice of Termination; or

(j)            Any other material breach by UT of its obligations under this Agreement.

For the purposes of this Agreement, any good faith determination of Good Reasons made by Executive shall be conclusive on the parties; provided, however, that an isolated and insubstantial action taken in good faith and which is remedied by UT within ten (10) days after receipt of written notice thereof given by Executive shall not constitute Good Reason.

1.11.        “Inventions” means inventions, designs, discoveries, developments, creations and improvements created, discovered, developed or conceived, regardless of whether reduced to practice.

1.12.        “Nonqualifying Termination” means a termination of Executive’s employment (a) by UT for Cause, (b) by Executive for any reason other than for Good Reason with Notice of Termination, (c) as a result of Executive’s death, (d) by UT due to Executive’s Disability, unless within thirty (30) days after Notice of Termination is provided to Executive following such Disability Executive shall have returned to substantial performance of Executive duties on a full-time basis, or (e) as a result of Executive’s Retirement.

1.13.        “Notice of Termination” means a written notice by UT or Executive as the case may be, to the other, which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifies the termination date.  The failure by Executive or UT to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or UT hereunder or preclude Executive or UT from asserting such fact or circumstance in enforcing Executive’s or UT’s right hereunder.

1.14.        “Positive Spread” means the spread between the exercise price of any non-vested options held by Executive to acquire common stock of UT under any stock option plan adopted by UT prior or subsequent hereto, and the average of the bid and asked price of the common stock as reported for the Date of Termination on the Automated Quotation System of the National Association of Securities Dealers or if no such trades are reported on that date, the last preceding date on which shares of UT or its Affiliates common stock were traded, or if such common stock of UT is not publicly traded, the “Fair Market Value” of such stock as determined pursuant to the applicable stock option plan or plans.

1.15.        “Retirement” means termination of employment by either the Executive or UT on or after the Executive’s attainment of age 65.

1.16.        “Works of Authorship” means all computer software programs or other writings, including, without limitation, verbal works, designs, models, drawing, or audio, visual or audiovisual recordings.

ARTICLE 2
EMPLOYMENT

2.1.          Employment.  UT agrees to employ Executive as Chief Executive Officer, and Executive agrees to accept such employment by UT on the terms and conditions set forth herein.  Executive represents and warrants that the execution, delivery and performance by her of this Agreement will not violate any agreement, order, judgment or decree to which she is a party or by which she is bound.

2.2.          Term.  Subject to the provisions of Article 4 hereof, UT shall employ Executive for a term of five (5) years commencing as of the Effective Date and continuing to and including December 31, 2004.  The term (as herein extended) shall automatically be extended by one (1) additional year at the end of each year unless at least six (6) months prior to the end of the term or any anniversary thereof, UT shall deliver to Executive or Executive shall deliver to UT, written notice that the term shall not be so extended.

2.3.          Duties.  As Chief Executive Officer of UT, Executive shall have the duties and responsibilities as may from time to time be assigned to or vested in Executive by the Board.

(a)           Executive’s employment with UT shall be full-time.  During the term of employment, Executive shall, except during periods of vacation, sick leave or other duly authorized leave of absence, and except for not more than a few hours per week for the activities described in subparagraph 2.3(b) below, devote the whole of Executive’s time, attention, skill and ability during usual business hours (and outside those hours when reasonably necessary to Executive’s duties hereunder) to the faithful and diligent performance of Executive’s duties hereunder.  Executive acknowledges and agrees that Executive may be required, without additional compensation, to perform services for any Affiliates, and to accept such office or position with Affiliate as the Board may reasonably require.  Executive shall comply with all applicable polices of UT and/or its Affiliates during her term of service to UT and/or its Affiliates.

(b)           During the term of employment, it shall not be a violation of this Agreement for Executive to serve as of Counsel to Mahon, Patusky, Rothblatt and Fisher, Chartered; President of Beacon Projects, Inc.; an officer of UT’s telemedicine affiliates; to manage personal passive investments; to serve as an officer, manager and a member of the board of directors of PPH Cure Foundation or World Against Racism Foundation or William Harvey Medical Research Foundation or, with the prior approval of the Board, the board of directors of any other corporation or trade association; so long as such activities (individually or collectively) do not conflict or materially interfere with the performance of Executive’s duties hereunder.

ARTICLE 3
COMPENSATION

3.1.          Base Salary.  For services rendered by Executive pursuant to this Agreement, UT agrees to pay Executive a base annual salary (“Base Salary”) commencing as of the Effective Date at the annual rate of One Hundred Eighty Thousand Dollars ($180,000) per year, payable in accordance with UT’s then prevailing Executive payroll practices.  Such Base Salary shall be subject to review and increase at least annually by the Board (with the first such review to occur not later than December 31, 1999) in the Board’s sole discretion.  In determining any such increase, the Board shall consider any increases in the cost of living and may provide for any performance, merit or other increase.  The term “Base Salary” as used herein shall include any increases thereto made from time to time as permitted by this Section 3.1.

3.2.          Bonuses.

(a)           Annual Incentive Compensation.  During each year of the term of this Agreement, UT shall grant options to purchase shares of UT’s Common Stock, exercisable for ten years at the fair market value at the time of grant (or exercisable for five years at 110% of the fair market value at the time of grant if Executive is a more than 10% owner of UT) (the “Stock Options”).  The number of shares of Common Stock subject to Stock Options granted each year in accordance with this Section 3.2(a) shall equal, for the first year, the quotient of one percent of the difference in UT’s market capitalization from the date of UT’s initial public offering (“IPO”) to the one year anniversary thereof divided by $18.00, and for each year thereafter, commencing with the period beginning in December 2000 and with the next option grant to be made in December 2001, based on the average NASDAQ closing prices for December of each year compared to the previous December (beginning with a grant date on the last day of December 2001 for the rise (if any) in market capitalization from December 2000 to December 2001).  Each Stock Option shall be granted as of the last day in December each year.  Incentive compensation shall be vested when granted.  The maximum incentive compensation that may be earned shall be capped by the projected market capitalization of UT at the end of each year under the January 1999 UT Business Plan.

(b)           Discretionary Bonuses.  During the term of this Agreement, Executive shall be entitled to such bonuses as may be authorized, declared and paid by the Board, in its sole discretion.  Factors which the Board may, in its sole discretion, and without limitation, consider with respect to any determination by the Board with respect to the payment or amount of such bonus or bonuses, include Executive’s job performance and UT’s financial performance.

3.3.          Participation in Benefit Plans.  Executive shall be eligible to participate in any long-term incentive, stock option, employee stock ownership, pension, thrift, profit sharing, group life or disability insurance, medical or dental coverage, education, or other retirement or employee benefit plan or program that UT has adopted or may adopt for the benefit of its employees, on the same basis as other Executive employees.  Such participation shall be subject to the terms and conditions of such plans or programs, including, but not limited to, such generally applicable eligibility provisions as may be in effect from time to time.  Executive shall be entitled to paid vacation (initially four (4) weeks per calendar year), paid sick leave, and holidays (initially eleven (11) days per calendar year) on the same basis as may from time to time apply to other UT Executive employees generally.

3.4.          Expenses.  UT shall reimburse Executive for all reasonable, ordinary and necessary business expenses actually incurred by Executive in connection with her performance hereunder, including ordinary and necessary expenses incurred by Executive in connection with travel on UT business, provided all such expenses have been approved in advance by UT in accordance with and subject to the terms and conditions of UT’s then-prevailing expense policy.  As a condition precedent to obtaining such reimbursement, Executive shall provide to UT any and all statements, bills or receipts evidencing the expenses for which Executive seeks reimbursement, and such other related information or materials as UT may from time to time reasonably require.  Executive shall account to UT for any expenses that are eligible for reimbursement under this Section 3.4 in accordance with UT policy.

3.5.          Automobile.  During the term of this agreement, UT shall supply Executive with the use of an automobile, and shall pay the cost of maintenance and insurance for such automobile.

3.6.          Withholding.  Anything in this Agreement to the contrary notwithstanding, all payments required to be made by UT hereunder to Executive or Executive’s estate or beneficiaries in connection with Executive’s employment hereunder shall be subject to the withholding of such amounts relating to taxes as UT may reasonably determine it should withhold pursuant to any applicable law or regulation.

ARTICLE 4
TERMINATION

4.1.          Nonqualifying Termination.

(a)           If the employment of Executive shall terminate during the term of this Agreement (including any extension of such term), by reason of a Nonqualifying Termination, then Executive shall be paid the Executive’s unpaid base salary from UT through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given as well as any benefits to which Executive was entitled through the Date of Termination.  In addition, in the event that termination of employment is due to Executive’s death or Disability, UT shall continue to pay Executive’s then current Base Salary to Executive (in the case of Disability) or Executive’s legal representatives, estate, beneficiaries or heirs (in the case of death), in accordance with UT’s then-prevailing Executive payroll practices, through the end of the calendar year following Executive’s death or termination due to Disability, but shall have no further obligation to

Executive or Executive’s legal representatives, estate, beneficiaries or heirs for any compensation, benefits or other payments hereunder.

(b)                                 In the event that termination of employment is due to Executive’s Disability, the payment of benefits under UT’s short-term and long-term disability insurance programs, if any, to the extent payable with respect to any period prior to the Date of Termination, shall offset UT’s obligations under Section 4.1(a).

(c)                                  Except as otherwise provided herein or as may be required by law, Executive’s participation in any benefit plans of UT or any of its Affiliates shall terminate as of her Date of Termination.

4.2.                              Other Than Nonqualifying Termination.  If the employment of Executive shall terminate during the term of this Agreement (including any extension of such term), other than by reason of a Nonqualifying Termination, then Executive shall receive the following severance as compensation for services rendered.

(a)                                  Lump Sum Cash Payment.  Within five (5) days following the Date of Termination (or, if later, the effectiveness of the release of claims), Executive shall receive a lump sum cash payment in amount equal to the sum of the following, subject to the Executive’s execution (and non-release) of the Company’s standard form of release of claims:

(i)            Executive’s Base Salary from UT through the Date of Termination at the rate in effect plus any benefit awards (including both the cash and stock components), bonus payments and incentive awards which pursuant to the terms of any plans have been earned or become payable, to the extent not theretofore paid;

(ii)           As payment in lieu of a bonus or other incentive payment to be paid hereunder or under UT’s annual bonus plan or other incentive or other comparable plan for the year of termination, an amount equal to the number of days Executive was employed during the year by UT prior to the Date of Termination divided by the number of days in the year multiplied by 100% of the greater of either (a) the bonus and/or other incentive payments awarded to Executive for the immediately preceding year, or (b) the average annual bonus and/or other incentive payments paid to Executive over the preceding two year period;

(iii)          Three (3) times the sum of: (A) Executive’s highest annual rate of Base Salary from UT in effect during the 12-month period prior to the Date of Termination, plus (B) the greater of the bonus and/or other incentive payments awarded to Executive for the immediately preceding year or the average bonus and/or other incentive payments awarded to the Executive for the previous two years.

(iv)          The Positive Spread for any non-vested options held by Executive, payable upon surrender by Executive of such options.

(b)                                 Loans.  Any loans from UT that the Executive had outstanding shall remain payable according to their terms.

(c)           Benefits.  UT shall maintain in full force and effect, in substantially all material respects, all employee benefit plans, programs and arrangements that the Executive was entitled to participate in immediately prior to the Date of Termination for the longer of thirty-six (36) months after the Date of Termination or the date upon which the Executive receives comparable benefits from a new employer.  If the Executive’s participation in any such plan or program is barred, UT shall arrange to provide comparable benefits substantially similar to those which the Executive received under such plans and programs.

(d)           Retirement Benefits.  In addition to the benefits the Executive is entitled to receive under any retirement plan in which the Executive participates on the Date of Termination, UT shall pay the Executive a cash payment at the Executive’s attainment of age 65 (or, if later, the Date of Termination), of an amount equal to the actuarial equivalent of the retirement pension, if any, the Executive would have been entitled to receive under the terms of any plan or program of UT in which Executive was participating at the time of his termination, without regard to any vesting requirements under the plan, had the Executive received three additional years of service following the Date of Termination.  The rate of salary for those three additional years of service shall equal the Executive’s Base Salary that was in effect at the Date of Termination.

(e)           Out-Placement Services.  UT shall provide the Executive with Executive out-placement services for a period of not less than twelve (12) months by entering into a contract with a company chosen by the Executive specializing in such services.

(f)            Title to Automobile.  Title to the automobile referred to in Section 3.5 shall be transferred to the Executive within five (5) days following the Date of Termination.

(g)           Exercise Term of Stock Options. The exercise period for each Stock Option granted to Executive prior to Executive’s Date of Termination shall be the full remaining duration of the term of each such option.

4.3.          Certain Additional Payments by UT.

(a)           Anything in this Agreement to the contrary notwithstanding if any payment or distribution by UT to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to this terms Agreement or otherwise, but determined without regard to any additional payments required under this Section 4 (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any successor Code provision, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such tax) including, without limitation any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)                                 Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized public accounting firm that is retained by UT (the “Accounting Firm”) which shall provide detailed supporting calculations both to UT and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by UT (collectively, the “Determination”).  All fees and expenses of the Accounting Firm shall be borne solely UT.  Any Gross-Up determined pursuant to this Section 4 shall be paid by UT to Executive within five (5) days of the receipt of the Determination.  If the Accounting Firm determines that no Excise Taxes are payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  The Determination by the Accounting Firm shall be binding upon UT and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by UT should have been made (“Underpayments”) consistent with the calculations required to be made hereunder.  In the event that UT exhausts its remedies pursuant to section 4(c) and Executive thereafter is required to make payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayments shall be promptly paid by UT to or for the benefit of Executive.

(c)                                  Executive shall notify UT in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by UT of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise UT of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to UT (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If UT notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)                                     give UT any information reasonably requested by UT relating to such claim,

(ii)                                  take such action in connection with contesting such claim as UT shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by UT,

(iii)                               cooperate with UT in good faith in order effectively to contest such claim, and (iv) permit UT to participate in any proceeding relating to such claim; provided, however, that UT shall bear and pay directly all costs and expenses (including attorneys’ fees and any additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 4(c), UT shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination; before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as UT shall determine; provided further, that UT directs Executive to pay such claim and sue for a refund, UT shall advance the amount of such payments to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, UT’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issued raised by the Internal Revenue Service or any other taxing authority.

(d)                                 If, after the receipt by Executive of an amount advanced by UT pursuant to this Section 4, Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to UT’s complying with the requirements of Section 4) promptly pay to UT the amount of such refund (together with any interest paid or credited thereon after tax applicable thereto).

(e)                                  Any amount payable to Executive pursuant to this Section 4.3 shall be paid to the Executive no later than the earlier of (i) the date specified in this Section 4.3, or (ii) the last day of the calendar year following the calendar year in which the applicable tax is remitted to the applicable taxing authority.

If, after the receipt by Executive of an amount advanced by UT pursuant to Section 4, a determination is made that Executive shall not be entitled to any refund with respect to such claim and UT does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

4.4.                              For a period of 91 days following termination of this Agreement, Executive shall not trade in UT’s stock and shall not make any filings with the SEC without obtaining advance written permission of UT’s General Counsel.

4.5.                              Compensation Upon Termination Without Cause.  Notwithstanding any other provision of this Agreement to the contrary, in the event that Executive chooses to resign for any reason other than as result of a reason constituting termination for Cause then, in such event, at the option of the Executive, Executive may state in her letter of resignation that she wishes to serve as a Senior Advisor to the Company, which continuing service shall be on the following terms: (i) Executive shall be employed on a full-time basis as a Senior Advisor to the Company for up to fifteen years from the date of resignation, for so long as Executive is willing and able to provide advisory services to the Company; (ii) Executive shall report to the Company’s General Counsel and shall at all times be diligent in responding to informational or discussion requests and project assignments from the General Counsel or his/her designee; (iii) Executive shall receive compensation of $50,000 per year without increase, bonus or other adjustment for each year of service, payable semi-monthly or in such other installments as shall be consistent with the Company’s payroll procedures, less all necessary withholding; (iv) unless otherwise agreed to by the Company, Executive shall provide such advisory services from Executive’s personal offices not located at Company facilities; (v) Executive shall continue to abide by her obligations of confidentiality and non-competition as provided in this Agreement; and (vi) Executive shall receive compensation termination as if Executive’s employment had been terminated without Cause.

ARTICLE 5
RESTRICTIVE COVENANTS

5.1.                              Confidentiality.  Except as authorized or directed by UT, Executive shall not, at any time during or subsequent to the term of this Agreement, directly or indirectly publish or disclose any Confidential Information of UT or of any of its Affiliates, or confidential information of others that has come into the possession of UT or of any of its Affiliates, or into Executive’s possession in the course of her employment with UT or any of its Affiliates or of her services and duties hereunder (whether prior to or during the term of this Agreement), to any other person or entity, and Executive shall not use any such Confidential Information for Executive’s own personal use or advantage or make it available to others for use.  All Confidential Information, whether oral or written, regarding the business or affairs of UT or any of its Affiliates, including, without limitation, information as to their products, services, systems, designs, inventions, software, finance (including prices, costs and revenues), marketing plans, programs, methods of operation, prospective and existing contracts, customers and other business arrangements or business plans, procedures, and strategies, shall all be deemed Confidential Information, except to the extent the same shall have been lawfully and without breach of confidential obligation made available to the general public without restriction.  UT shall be under no obligation to identify specifically any information as to which the protection of this Section 5.1 extends by any notice or other action.  Upon expiration or termination of this Agreement for any reason, Executive shall return all records of Confidential Information, including all copies thereof in Executive’s possession, whether prepared by her or others, to UT.

5.2.                              Unfair Competition.  During the period in which Executive is receiving any payment under this Agreement and for a period of five (5) years thereafter, Executive shall not, directly or indirectly, and whether or not for compensation, as a stockholder owning beneficially or of record more than five percent (5%) of the outstanding shares of any class of stock of an issuer, or as an officer, director, employee, consultant, partner, joint venturer, proprietor or otherwise, engage in or become interested in any Conflicting Organization in connection with research, development, consulting, manufacturing, purchasing, accounting, engineering, marketing, merchandising or selling of any Conflicting Product or Service.  During the period in which Executive is receiving any payments under this Agreement and for a period of five (5) years thereafter, Executive shall not, without the prior written consent of UT, solicit or hire or induce the termination of employment of any employees or other personnel providing services to UT or any of its Affiliates, for any business activity, other than a business activity owned or controlled, directly or indirectly, by UT or any of its Affiliates.

5.3.                              Injunctive Relief.

(a)                                  Executive acknowledges and warrants that she will be fully able to earn an adequate livelihood for herself and her dependents if Section 5.2 should be specifically enforced against her, and that such Section 5.2 merely prevents unfair competition against UT for a limited period of time.  Executive agrees and acknowledges that, by virtue of Executive’s employment with UT, Executive shall have access to and maintain an intimate knowledge of UT’s activities and affairs, including Confidential Information and other confidential matters.  As a result of such access and knowledge, and because of the unique service that Executive is capable of performing for UT or one of its competitors, Executive acknowledges that the services to be rendered by Executive pursuant to this Agreement are of a character giving them a peculiar value, the loss of which cannot adequately or reasonably be compensated by money damages.  Consequently, Executive agrees that any breach or threatened breach by Executive of Executive’s obligations under this Article 5 would cause irreparable injury to UT, and that UT shall be entitled to (i) preliminary and permanent injunctions enjoining Executive from violating such provisions, and (ii) money damages in the amount of any fees, compensation, benefits, profits or other remuneration earned by Executive or any competitor of UT as a result of such breach, together with interest, and costs and attorneys’ fees expended to collect such damages or secure such injunctions.  Nothing in this Agreement, however, shall be construed to prohibit UT from pursuing any other remedy, UT and Executive having agreed that all such remedies shall be cumulative.

(b)                                 The restrictions set forth in this Article 5 and the following Article 6 shall be construed as independent covenants, and shall survive the termination or expiration of this Agreement, and the existence of any claim or cause of action against UT, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by UT of the restrictions contained in this Article 5 or the following Article 6.  Executive hereby consents and waives any objection to the jurisdiction over her person or the venue of any courts within the state of Maryland with respect to any proceedings in law or in equity arising out of this Article 5 or the following Article 6.  If any court of competent jurisdiction shall hold that any of the restrictions contained in Section 5.2 are unreasonable as to time, geographical area or otherwise, said restrictions shall be deemed to be reduced to the extent necessary in the opinion of such court to make their application reasonable.

ARTICLE 6
INVENTIONS, WORKS OF AUTHORSHIP,
PATENTS AND COPYRIGHTS

6.1.                              Ownership of Inventions and Works of Authorship.   Executive agrees that all Inventions made, conceived, discovered, developed or reduced to practice by Executive and all software and other Works of Authorship created by Executive, either alone or with others, at any time within or without normal working hours, during or prior to the term of this Agreement, arising out of Executive’s employment with UT or based upon Confidential Information, or pertinent to any field of business or research in which, during such employment, UT or any Affiliate thereof is engaged or (if such is known or ascertainable by Executive) is considering engaging whether or not patented or patentable, shall be and remain the sole property of UT or its Affiliates with respect to all rights of Executive arising from any discovery, conception, development, reduction to practice, or creation by Executive.  UT shall have the full right to assign, license or transfer all rights thereto.

6.2.                              Disclosure of Inventions and Works of Authorship.  Executive shall promptly make full disclosure to UT or to an authorized representative thereof of all information relating to the making, conception, discovery, development, creation or reduction to practice of inventions, or of software and other Works of Authorship owned by UT pursuant to Section 6.1 above.

6.3.                              Patent and Copyright Applications.  At the request of UT and at UT’s expense, Executive shall execute such documents and perform such other acts as UT deems necessary to obtain patents or the like on such Inventions or copyright registrations for such software and other Works of Authorship in any jurisdiction or jurisdictions.  Such obligations shall continue beyond the term of this Agreement.  Executive further agrees not to file any patent applications relating to or describing or otherwise describing any Confidential Information or any such Inventions, or to claim any copyright or file any applications to register any copyright in such software or other Works of Authorship, except with the prior written consent of UT.

6.4.                              Assignment of Inventions and Works of Authorship.  Executive agrees to assign to UT or its Affiliates all of Executive’s right, title and interest in and to any and all such inventions and the patent applications and patents relating thereto and to the copyright in any and all such software and other Works of Authorship and any copyright applications and registrations relating thereto conceived, reduced to practice, discovered, created or otherwise developed by Executive and owned by UT pursuant to Section 8.1 above.

ARTICLE 7
DISPUTE RESOLUTION

7.1.                              General.  The parties agree to perform the terms of this Agreement in good faith, and to attempt to resolve any disputes that may arise between them through good faith negotiations.

7.2.                              Binding Arbitration.  Failing resolution by good faith negotiation between the parties as contemplated by Section 7.1, all claims, disputes, and controversies arising out of or in relation to the performance, interpretation, application or enforcement of this Agreement, including but not limited to breach thereof (except any dispute relating to Article 5 or 6 of this Agreement), not resolved by the parties shall be referred to arbitration before a single, independent third party arbitrator who will be selected by mutual agreement of the parties or, if such agreement is not reached within one week of either party seeking such agreement, then in accordance with Employment Dispute Resolution Rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator may be entered in any court or competent jurisdiction.  Any arbitration pursuant to this Article 7 shall take place in the State of Maryland, or such other place as the parties shall mutually agree.

ARTICLE 8
MISCELLANEOUS

8.1.                              Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first class, registered, or certified mail, return receipt requested, postage prepaid, or transmitted by telegram or telecopy, addressed as follows:

If to Executive:
Martine Rothblatt

If to UT:
United Therapeutics
Attn: General Counsel
1110 Spring Street
Silver Spring, MD 20910

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.2.                              Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto, and expressly supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein, including the Original Agreement and all prior amendments thereto.

8.3.                              Heading.  Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in anyway define or affect the meaning construction or scope of any of the provisions hereof.

8.4.                              Severability.  In the event any provision of this Agreement, or any portion thereof, is determined by any arbitrator or court of competent jurisdiction to be unenforceable as written such provision or portion shall be interpreted to be enforceable.  In the event any provision of this Agreement, or any portion thereof is determined by any arbitrator or court of competent jurisdiction to be void, the remaining portions of this Agreement shall nevertheless be binding upon UT and Executive with the sum effect as though the void provision or portion thereof had been severed and deleted.

8.5.                              Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the substantive laws of the State of Maryland (excluding the choice of law rules thereof).

8.6.                              Amendment Modification; Waiver.  No amendment, modification or waiver of the terms of this Agreement shall be valid unless made in writing and duly executed by Executive and UT.  No delay or failure at any time on the part of UT or Executive in exercising any right, power or privilege under this Agreement, or in enforcing any provision of this Agreement, shall impair any such right, power, or privilege, or be construed as a waiver of any default or as any acquiescence therein, or shall affect the right of UT or Executive thereafter to enforce each and every provision of this Agreement in accordance with its terms.

8.7.                              Additional Obligations.  Both during and after the term of employment, Executive shall, upon reasonable notice, furnish UT with such information as may be in Executive’s possession or control, and cooperate with UT, as may reasonably be requested by UT (and, after the term or employment, with due consideration for Executive’s obligations with respect to any new employment or business activity) in connection with any litigation or other adversarial proceeding in which UT or any Affiliate is or may become a party.  UT shall reimburse Executive for all reasonable expenses incurred by Executive in fulfilling Executive’s obligations under this Article 8.7.

8.8.                              Successors; Binding Agreement.

(a)                                  This Agreement shall not be terminated by any merger or consolidation of UT whereby UT is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of UT.  In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(b)                                 UT agrees that concurrently with any merger, consolidation or transfer of assets referred to in this Section 8.8, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of UT hereunder.  Failure of UT to obtain such assumption prior to the effectiveness of any such merger, consolidation, or transfer of assets shall be breach of this Agreement and shall constitute Good Reason hereunder and shall entitle Executive to compensation and other benefits from UT in the same amount and on the same terms as Executive would be entitled hereunder if Executive’s employment were terminated other than by reason of a Nonqualifying Termination.  For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the date Good Reason occurs and shall be the Date of Termination if requested by Executive.

(c)                                  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrator, successors, heirs, distributees, devises and legatees.  If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, any such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

8.9.                              Obligation to Make Payments.

(a)                                  UT’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which UT and/or its Affiliates may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

(b)                                 If there shall be any dispute between UT and Executive in the event of any termination of Executive’s employment then, until there is a final, nonappealable determination pursuant to arbitration declaring that such termination was for Cause, that the determination by Executive of the existence of Good Reason was not made in good faith, or that UT is not otherwise obligated to pay any amount or provide any benefit to Executive and her dependents or other beneficiaries, as the case may be, under Article 4, UT shall pay all amounts, and provide all benefits, to Executive and her dependents or other beneficiaries, as the case may be, that UT would be required to pay or provide pursuant to Article 4 as though such termination were by UT without Cause or by Executive with Good Reason; provided, however, that UT shall not be required to pay any disputed amounts pursuant to this Section 8.9 except upon receipt of an undertaking by or on behalf of Executive to refund all such amounts to which Executive is ultimately determined by the arbitrator not to be entitled.

8.10.                        Section 409A.  The parties intend that any compensation, benefits and other amounts payable or provided to Executive under this Agreement be paid or provided in compliance with Section 409A of the Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) such that there will be no adverse tax consequences, interest, or penalties for Executive under Section 409A as a result of the payments and benefits so paid or provided to her.  The parties agree to modify this Agreement, or the timing (but not the amount) of the payment hereunder of severance or other compensation, or both, to the extent necessary to comply with and to the extent permissible under Section 409A.   In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, the payments and benefits to be provided Executive under this Agreement shall be subject to the provisions set forth below.

(a)                                  The date of Executive’s “separation from service,” as defined in the regulations issued under Section 409A, shall be treated as Executive’s Date of Termination for purpose of determining the time of payment of any amount that becomes payable to Executive pursuant to Article 4 hereof upon the termination of her employment and that is treated as an amount of deferred compensation for purposes of Section 409A.

(b)                                 In the case of any amounts that are payable to Executive under this Agreement, or under any other “nonqualified deferred compensation plan” (within the meaning of Section 409A) maintained by the Company in the form of installment payments, (i) Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(2)(iii), and (ii) to the extent any such plan does not already so provide, it is hereby amended as of the date hereof to so provide, with respect to amounts payable to Executive thereunder.

(c)                                  If Executive is a “specified employee” within the meaning of Section 409A at the time of her “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to her under this Agreement on account of her separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of Executive’s separation from service, or (ii) if earlier, the date of Executive’s death (the “Delayed Payment Date”).  On the Delayed Payment Date, there shall be paid to Executive or, if Executive has died, to Executive’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence.

(d)                                 To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; provided, however, that the foregoing shall not apply to any limit on the amount of any expenses incurred by Executive that may be reimbursed or paid under the terms of the Company’s medical plan, if such limit is imposed on all similarly situated participants in such plan; (ii) all such expenses eligible for reimbursement hereunder shall be paid to Executive as soon as administratively practicable after any documentation required for reimbursement for such expenses has been submitted, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred; and (iii) Executive’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

8.11.                        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, UT has caused this Agreement to be executed by a duly authorized officer of UT.  Executive has executed this Agreement as of the day and written below.

ACCEPTED AND AGREED TO:		UNITED THERAPEUTICS CORPORATION

By:	/s/ Martine A. Rothblatt	By:	/s/ Paul A. Mahon
Name:	Martine Rothblatt	Name:	Paul A. Mahon
Date:		Title:	EVP
Date: